August 26, 2013

The Hon. Stephen L. Johnson
5922 Jefferson Blvd.
Frederick, MD 21703

Re: Reformation of Stock Options

Dear Steve:

This message provides confirmation that, on August 23, 2013, our Board of Directors unanimously (with you voting in favor and not recusing yourself) approved that the option grant made to you on July 3, 2013 be reformed by substituting a higher exercise price based on the closing price on July 3, 2013 ($1.00), which represents the fair market value of the Corporation’s common stock determined as of such date.

Should you have any questions, please feel free to be in touch.

Yours sincerely,

/s/ Michael Levin

Michael Levin
Corporate Secretary
Ener-Core, Inc.

Acknowledged and agreed,

Stephen L. Johnson	Date